Filed Pursuant to Rule 424(b)(4)
Registration No. 333-76144

PROSPECTUS SUPPLEMENT
to

Prospectus dated February 19, 2002 and supplemented by the
Prospectus Supplements, dated March 13, 2002, April 22, 2002,
April 25, 2002, April 30, 2002, May 13, 2002, May 17, 2002,
November 14, 2002, November 21, 2002, November 22, 2002,
December 5, 2002, December 20, 2002, January 13, 2003,
January 14, 2003, January 27, 2003, February 5, 2003, April 1, 2003,
April 8, 2003, April 9, 2003, May 1, 2003, May 29, 2003, June 18, 2003,
June 20, 2003, June 24, 2003, July 3, 2003, July 11, 2003, July 29, 2003,
July 30, 2003, September 11, 2003, September 22, 2003, September 30, 2003, October 13, 2003,
April 19, 2004, April 30, 2004, May 4, 2004, July 6, 2004, and July 9, 2004.

of

FINDWHAT.COM, INC.

Merion Partners LP (“Merion”) sold the following number of shares of our common stock on the following date at the per share price set forth below:

•	30,000 shares at $22.12 per share on October 22, 2004.

This sale was effected by Smith Barney, a division of Citigroup Global Markets, Inc., as agent, at a total commission charge of $1,520.53. Immediately following this sale, Merion beneficially owned 255,000 shares of our common stock.

On November 16, 2004, the closing price per share of our common stock on the Nasdaq National Market was $18.80.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 17, 2004.